Exhibit 10.1

AMENDMENT OF
INVESTMENT AGREEMENTS

This Amendment of Investment Agreements (this "Amendment") is entered into and made effective as of the 31st day of October, 2013 (the "Effective Date"), by and among RiceBran Technologies (f/k/a NutraCea), a California corporation ("RBT"), and AF Bran Holdings-NL LLC ("AFBH-NL") and AF Bran Holdings LLC ("AFBH"), in each case, a Delaware limited liability company (AFBH-NL and AFBH being referred to collectively as "AF" or "Investor") and Nutra SA, LLC, a Delaware limited liability company (the "Company"). The Company, RBT and Investor are sometimes referred herein collectively as the "Parties."

WHEREAS, the Parties have entered into a Contribution and Subscription Agreement (the "Contribution Agreement") dated as of December 24, 2012 (as amended on January 29, 2013), a Membership Interest Purchase Agreement dated as of December 29, 2010 (as amended on January 18, 2011, the "Purchase Agreement"), and a Second Amended and Restated Limited Liability Company Agreement for Nutra SA, LLC dated as of December 24, 2012 (the "LLC Agreement" and with the Contribution Agreement and the Purchase Agreement, the "Original Agreements")

WHEREAS, this Amendment amends the Contribution Agreement and the LLC Agreement and provides for the waiver of certain terms of the LLC Agreement and the Purchase Agreement. Capitalized terms used in this Amendment which are not defined herein shall have the meanings ascribed to them in the Original Agreements;

WHEREAS, upon entering into the Contribution Agreement, RBT contributed to the Company five Extruders, valued at $250,000 each;

WHEREAS, after entering into the Contribution Agreement, RBT made cash contributions to the Company totaling $750,000 in exchange for the Company's transfer and return to RBT of three of such Extruders;

WHEREAS, thereafter AF and RBT have each contributed an additional $300,000 to the Company;

WHEREAS, RBT has recently filed an S1 before the SEC seeking to raise capital in Q4 2013 (the "Nasdaq Raise") with a target amount of USD 15,000,000;

WHEREAS, the Parties desire to further set forth the terms and conditions upon which RBT and AF may contribute capital to the Company; and

WHEREAS, the Parties desire to waive certain fees, reimbursement obligations and other terms set forth in the LLC Agreement and the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                    Amendments to the Contribution Agreement; Waiver.

(a)                 Section 2. Section 2 of the Contribution Agreement is hereby amended and restated in its entirety as follows:

"2.                 RBT Subsequent Purchase and Contribution of Escrow Funds.

(a)              RBT Subsequent Purchases. The parties agree and acknowledge that since the date of the Contribution Agreement, RBT made an additional $1,050,000 of cash Capital Contributions to the Company as follows: (i) $100,000 on April 17, 2013, (ii) $550,000 on May 24, 2013, (iii) $100,000 on July 18, 2013 and (iv) $ 300,000 on October 10, 2013 (collectively, "RBT's 2013 Capital Contributions"). The parties further agree and acknowledge that RBT provided $750,000 of RBT's 2013 Capital Contributions in place of the contribution of three (3) of the Extruders and such Extruders were returned to RBT. Accordingly, RBT retained the Units issued to it in connection with the prior contribution of the three (3) Extruders and no additional Units were or shall be issued to RBT for such $750,000 portion of RBT's 2013 Capital Contributions. With respect to the remaining $300,000 of RBT's 2013 Capital Contributions, the Company shall and does hereby issue to RBT an additional 150,000 Units as of the Effective Date. Following the date hereof, RBT agrees to use commercially reasonable efforts to purchase from the Company in cash on or prior to December 31, 2013, at a cash price of $2.00 per Unit (a) 100,000 Units plus (b) an equal number of Units to those acquired by AF on or after September 15, 2013 (the "Q413 AF Contributions") and, in the event RBT is able to make such aggregate purchase prior to such time, the Company shall sell to RBT the resulting number of additional Units at a cash purchase price of $2.00 per Unit (it being acknowledged and agreed that, as of the date of this Amendment, AF has made $300,000 of such Q413 AF Contributions).

(b)              RBT Extruder Repurchase Right. If RBT contributes cash to the Company on or prior to December 31, 2013, pursuant to and in accordance with the second sentence of Section 2(a), then with respect to each $250,000 in excess of the Q413 AF Contributions, but not to exceed a total excess amount of $500,000, rather than issuing additional Units the Company shall cause an Extruder to be transferred and assigned to RBT, free and clear of any encumbrances.

(c)              Company Extruder Purchase Right. For a period of 2 years following the Effective Date, RBT grants to the Company and its subsidiaries the right to purchase (although the Company and its subsidiaries shall not have any obligation to do so) from RBT Extruders for a purchase price of $250,000. The purchase price shall be payable upon the delivery to the Company and/or one of its Subsidiaries, CIF (UCC) the port of Rio Grande, Brazil, of such Extruders in, subject to proper installation and power supply, full working (turnkey) condition (free and clear of any encumbrances) by the Company and/or its Subsidiaries in cash or in Units (valued at $2.00 per Unit) and shall be credited as a Capital Contribution (as defined in the LLC Agreement), at the sole option of AF; provided that if any such Extruder is not (x) delivered in compliance with this Section 2(c) or, (y) subject to proper installation and power supply, operating in compliance with the specifications attached hereto as Annex A, then AF may elect (in its sole option) in a written notice to RBT to cause RBT to take possession of such Extruders at the port of Rio Grande, Brazil, and either, (i) if Irgovel or the Company had paid cash for such Extruders, cause RBT to refund the cash consideration with respect to such Extruder or, (ii) if the Company had issued Units in exchange for such Extruders, cancel and extinguish such Units with respect to each such returned Extruder. The parties hereto understand and agree that RBT shall not be responsible for any taxes or fees imposed because of the importation of the Extruders into Brazil pursuant to this Section 2(c).

(d)              Contribution of Escrow Funds. RBT agrees that upon release to RBT or any of its affiliates, subsidiaries or other related parties of any funds held in that certain escrow account established by U.S. Bank National Association in San Francisco, California under that certain Escrow Agreement dated as of February 18, 2008 in connection with RBT's purchase of 100% of the total capital stock of Irgovel, RBT shall cause 90% of such released funds to be promptly paid over to the Company. Such contribution shall not constitute a Capital Contribution (as defined in the LLC Agreement) by RBT to the Company and, for purposes of clarity, shall not entitle RBT to receive any additional Units, be counted towards the Unreturned RBT Capital Contributions or otherwise have any effect under the LLC Agreement) The Parties also agree that the Company and its Subsidiaries will be indemnified by RBT from any loss arising out of any agreements related to RBT's purchase of 100% of the total capital stock of Irgovel that are not covered by the return of the Escrow Funds.

(e)              Contribution of the Nasdaq Raise. RBT agrees that in the event it raises funds from the Nasdaq Raise (or any other equity raise), it will contribute to the Company at a price per Unit of $2.00 the applicable amount set forth on the following table:

Minimum Net Proceeds Raised	Contribution to Company
$7,000,000	$3,000,000
$8,000,000	$3,500,000
$9,000,000	$4,000,000
$11,000,000	$4,500,000
$12,000,000	$5,000,000

For purposes of the forgoing, "Minimum Net Proceeds Raised" shall mean gross proceeds obtained from the Nasdaq Raise less costs and expenses incurred directly as a result thereof. Any contributions made by RBT to the Company pursuant to the Section 2(e) shall be applied to satisfy RBT's obligation to purchase Units as set forth in Section 2(a).

(f)              Section 3. Section 3 of the Contribution Agreement is amended in its entirety as follows:

(i)              Section 3 of the Contribution Agreement is hereby moved into a new Section 3(a).

(ii)              Section 3(b) is hereby added as follows:

"The Parties agree and acknowledge that in September 2013, AF purchased an additional 150,000 Units from the Company pursuant to Section 3(a) hereof. The Parties also agree and acknowledge that AF will purchase 450,000 additional Units at $2.00 per Unit from the Company within two (2) weeks of the execution of this Amendment. AF will have the right, but not the obligation, to purchase further Units from the Company at any time and RBT will have the right to contribute its-pro-rata share (based on their relative equity ownership interest at such time) within 60 days of AF's contribution under the same terms and conditions as applicable to AF."

(g)              Waiver. AF agrees and acknowledges that the contribution obligations of RBT as set forth herein shall supersede and amend all prior agreements establishing the capital contribution obligations of RBT. AF waives and releases any breach or Event of Default based on the prior failure or alleged failure by RBT to contribute capital to or on behalf of the Company.

2.                    Acknowledgement of Ownership. The Parties acknowledge and agree that immediately following the date hereof, and including the effect of (i) RBT's 2013 Capital Contributions and (ii) the Q413 AF Contributions, RBT owns 6,950,000 Units (constituting a 50.87% Percentage Interest) and Investor owns 6,712,500 Units (constituting a 49.13% Percentage Interest).

3.                    Waiver: Fees and Reimbursement Obligations/Defaults.

(a)                Waiver of Purchase Agreement Provisions. Notwithstanding anything to the contrary set forth in the Purchase Agreement, Investor hereby waives any rights Investor has to the payment of (i) the Investor Fee (as defined in the Purchase Agreement) and (ii) the obligations of the Company to the members of the Management Committee of AF (as defined in the LLC Agreement) described in part (b) of Section 6.2.7 of the LLC Agreement, from January 1, 2013 through such date that is 30 days after Investor (in its sole discretion, but in no event prior to January 1, 2014) provides written notice to the Parties to reinstate such fee. If the Investor Fee and Management Committee fees are so reinstated, the fees will be paid on a pro rata basis for any waived period as determined by Investor.

(b)                Waiver of LLC Agreement Fee Provisions. Notwithstanding anything to the contrary set forth in the LLC Agreement, (i) RBT hereby waives payment obligations of the Company to the members of the Management Committee of the Company (as defined in the LLC Agreement) described in part (b) of Section 6.2.7 of the LLC Agreement, and (ii) RBT hereby waives its right to reimbursement of any Shared Employee expenses described in Section 6.14 of the LLC Agreement, in each case from January 1, 2013 through such date that is 30 days after Investor (in its sole discretion, but in no event prior to January 1, 2014) provides written notice to the Parties to reinstate fees pursuant to Section 3(a). If Investor reinstates its fees pursuant to Section 3(a), such obligations under this Section 3(b) will be automatically reinstated and paid to RBT concurrently and for the same periods as any payments made to AF under Section 3(a).

(c)                 Waiver of LLC Agreement Milestone Failure. Notwithstanding anything to the contrary set forth in the LLC Agreement, so long as RBT purchases at least $ 3,000,000 of Units from the Company by December 31.st, 2013, AF waives any past, but not future, failure to satisfy a Milestone Condition (as defined in the LLC Agreement) and agrees that the "AF Yield Percentage" shall be 4%

4.                   Failure to Fund. In the event that RBT fails to purchase at least $3,000,000 of Units from the Company by December 31St, 2013 and AF purchases additional Units in accordance with Section 3(b) of the Contribution Agreement (as amended hereby), then without further notice or action required by any person, an Event of Default shall be automatically declared under the Original Agreements and the definition of Unreturned AF Contributions in the LLC Agreement will be amended as follows:

"Unreturned AF Capital Contributions" means, as of any date of determination, the total of (but not less than zero), two and a half (2.5) and (b) the Capital Contributions of AF, less (ii) the aggregate amount of Distributions paid to AF in respect of AF's Units pursuant to Section 7.2.1 and Section 7.2.3 (but not less, for purposes of clarity, the Investor Fee or any amounts distributed pursuant to Section 7.1)."

5.                   RBT Funding. In the event that the result of the sum of (a) RBT's contributions to the Company following the date of this Amendment until December 31st, 2013, plus (b) the contribution of escrowed funds by RBT to the Company upon the release to RBT of funds from the escrow account established by U.S. Bank National Association in San Francisco, California (described in Section 1), less (c) the Q4 AF Contributions is greater than $ 4,000,0000, the definition of Unreturned AF Contributions in the LLC Agreement will be amended as follows:

"Unreturned AF Capital Contributions" means, as of any date of determination, the product of (but not less than zero) (a) two (2.0) and (b) the Capital Contributions of AF, less the aggregate amount of Distributions paid to AF in respect of AF's Units pursuant to Section 7.2.1 and Section 7.2.3 (but not less, for purposes of clarity, the Investor Fee or any amounts distributed pursuant to Section 7.1)."

AF hereby agrees that in no event shall an Event of Default be declared until January l', 2014.

6.                   Drag Along Rights. AF hereby agrees that it will not exercise its right to cause the sale of Nutra or Irgovel and that the "Drag Along Trigger Date" (as defined in the LLC Agreement) shall occur no earlier than January 1st, 2015 unless Irgovel fails to process the following volumes of raw rice bran in a quantity of at least (i) 85% of 23,290 tons in Q2 2014; or (ii) 85% of 26,775 tons in Q3 2014 or (iii) 85% of 25,075 tons in Q4 2014 ((i) through (iii), the "2014 Milestones"). If Irgovel fails to meet any of the 2014 Milestones or during any subsequent quarter in future years after 2014 fails to process at least 22,000 tons of raw rice bran or not achieve a minimum EBITDA of R$ 4 million, AF will have the right, but not the obligation, to declare an Event of Default. For the sake of clarity, no Event of Default shall have occurred unless AF does declare such.

7.                    Definition of Strategic Planning. The definition of "Strategic Planning" as set forth in Section 1 of the LLC Agreement is hereby amended to delete the phrase "which approval or modification shall require Super Majority of the Management Committee."

8.                   No Further Amendment. The Parties acknowledge and agree that there are no other amendments, changes, waivers or modifications to the Original Agreements other than as set forth in this Amendment, and all other terms of the Original Agreements remain in full force and effect except as expressly modified or waived herein. The Parties agree that except as expressly set forth herein, this Amendment shall not be construed as a waiver by any Party of any of its other rights or obligations under the Original Agreements.

9.                    Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Amendment, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or party thereto shall re execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

10.                 Headings. The article and section headings of this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

11.                 Effectiveness. This Amendment shall be effective and binding upon all parties to the Original Agreements upon the written consent of the Parties.

12.                 Entire Agreement. This Amendment constitutes the entire agreement among the Parties with respect to the amendment and waiver of the Original Agreements with respect to the subject matter hereof.

[SIGNATURE PAGE TO FOLLOW]

The Parties have executed this Amendment as of the date first above written.

RICEBRAN TECHNOLOGIES

By:	/s/ W. John Short
Name:	W. John Short
Title:	Chief Executive Officer

Address:	6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253
Facsimile:	(602) 522-3001

AF

AF BRAN HOLDINGS-NL LLC		AF BRAN HOLDINGS LLC

By:	/s/ Ettore V. Biagioni	By:	/s/ Ettore V. Biagioni,
Name:	Ettore V. Biagioni, Authorized Signatory	Name:	Ettore V. Biagioni, Authorized Signatory
Title:	President	Title:	President

Address:	10 East 53rd Street, 36th Floor	Address:	10 East 53rd Street, 36th Floor
	New York, NY 10022		New York, NY 10022
Facsimile:	(212) 750-0191	Facsimile:	(212) 750-0191

[SIGNATURE PAGE TO AMENDMENT AND WAIVER OF INVESTMENT AGREEMENTS]